FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2007

FREDERICK, Md., Jan. 16 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (the "Bank"), announced today that, for the quarter ended December 31, 2007, the Company recorded net income of $494,000 and diluted earnings per share of $0.33, as compared to net income of $460,000 and diluted earnings per share of $0.30 recorded for the fourth quarter of 2006. The Company earned $1.56 million with diluted earnings per share of $1.03 for the full year of 2007 as compared to the $1.92 million in earnings and diluted earnings per share of $1.26 for the full year of 2006. The decline in year-to-date net income in 2007 as compared to 2006, and the decline in quarterly income, exclusive of insurance recoveries included in income, was expected and continues to reflect expenses related to the additional operating costs for the new Walkersville and Crestwood Branch Offices which both opened in September 2006. Continued net interest margin compression also negatively affected net income.

The Company's fourth quarter earnings were impacted by two noteworthy events. First, a gain from insurance proceeds in the amount of $230,000 ($141,000 after taxes), related to the Antietam Branch loss due to a fire in the first quarter of 2007, was recorded during the quarter. Second, the Bank recorded a higher than usual provision for loan losses in recognition of loan losses related to continued weakness in the residential real estate market and risks associated with deteriorating economic conditions in general. Although the Bank has a very small portfolio of conservatively underwritten residential mortgages and has no high-risk mortgage-backed securities in its investment portfolio, its commercial loan portfolio does include credits extended to builders, sub-contractors and individuals whose income is derived from residential real estate construction and sales. Consequently, the provision for loan losses has been increased to address weaknesses in the Bank's commercial and consumer loan portfolios.

The Company also reported that, as of December 31, 2007, assets stood at $256.0 million, with deposits of $219.2 million and loans of $209.0 million, representing increases of 9.0%, 4.7% and 20.2%, respectively, over the fourth quarter of 2006.

Frederick County Bank commenced operations in 2001. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

AS OF DECEMBER 31, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
	(unaudited)	(audited)
Total assets	$255,991	$234,951
Cash and due from banks	3,828	3,695
Federal funds sold and other overnight investments	8,538	22,788
Investment securities - available for sale	27,512	29,174
Other equity securities	1,440	938
Loans, net	206,371	171,788

Deposits	219,228	209,378
Short-term borrowings	-	450
Long-term borrowings	10,000	-
Subordinated debt	6,186	6,186
Shareholders' equity	19,580	17,893

Common shares outstanding	1,460,602	1,458,602
Book value per share	13.41	12.27

SELECTED OPERATIONAL DATA
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)	(audited)	(unaudited)	(audited)
	2007	2006	2007	2006
Interest income	$4,260	$3,587	$16,247	$13,735
Interest expense	2,147	1,596	7,977	5,649
Net interest income	2,113	1,991	8,270	8,086
Provision for loan losses	250	33	491	213
Net interest income after provision for loan losses	1,863	1,958	7,779	7,873
Securities gains	27	-	27	-
Gain from insurance proceeds	230	-	230	-
Noninterest income (excluding gains)	127	99	410	338
Noninterest expense	1,521	1,370	6,172	5,229
Income before provision for income taxes	726	687	2,274	2,982
Provision for income taxes	232	227	714	1,062
Net income	494	460	1,560	1,920

PER COMMON SHARE
Basic earnings per share	$0.34	$0.32	$1.07	$1.32
Diluted earnings per share	$0.33	$0.30	$1.03	$1.26
Basic weighted average number of shares outstanding	1,460,602	1,458,602	1,460,125	1,458,602
Diluted weighted average number of shares outstanding	1,507,884	1,526,030	1,518,155	1,526,911

SELECTED UNAUDITED FINANCIAL RATIOS
Return on average assets	0.76%	0.88%	0.63%	0.90%
Return on average equity	10.14%	10.83%	8.35%	11.34%
Allowance for loan losses to total loans	1.26%	1.25%	1.26%	1.25%
Nonperforming assets to total assets	0.12%	0.03%	0.12%	0.03%
Average equity to average assets	7.52%	8.09%	7.58%	7.90%

Weighted average yield/rate on:
Loans	7.20%	7.34%	7.31%	7.22%
Interest-earning assets	6.87%	6.86%	6.93%	6.70%
Interest-bearing liabilities	4.16%	3.72%	4.10%	3.43%
Net interest spread	2.71%	3.14%	2.83%	3.27%
Net interest margin	3.46%	3.86%	3.58%	3.98%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

Contact: Martin S. Lapera, President and Chief Executive Officer, (240) 529-1540

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